Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Natera, Inc. 2015 Equity Incentive Plan and the Natera, Inc. 2015 Employee Stock Purchase Plan of our reports dated February 28, 2024, with respect to the consolidated financial statements of Natera, Inc. and the effectiveness of internal control over financial reporting of Natera, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

February 28, 2024